Exhibit 23.7

CONSENT OF STANTEC CONSULTING SERVICES INC.

The undersigned hereby consents to the references to our name in the form and context in which they appear in or are incorporated by reference into this Registration Statement on Form S-3 (the “Registration Statement”), including any amendment thereto, any related prospectus and any related prospectus supplement. We hereby further consent to the use in the Registration Statement, including any amendment thereto, any related prospectus and any related prospectus supplement, and to the incorporation by reference therein, of information relating to our technical report summary entitled “Technical Report Summary—Trona Property” dated February 11, 2022, and the related letter agreement dated January 17, 2024.

Stantec Consulting Services Inc.

/s/ Patrick G. Akers

Patrick G. Akers, Senior Principal

Stantec Consulting Services Inc.

Date: April 16, 2024